Exhibit 4.19

Share Transfer Agreement

Between

Vimicro Corporation

And

Beijing Zhongxing Tianshi Consulting Company

12-27-2010

Table of Contents

Provisions

I.	Agreed Share Transfer	1

II.	Transfer Price	1

III.	Prerequisite for Delivery	2

IV.	Payment	2

V.	Registration of Shareholding Alteration	2

VI.	Obligations of Party A	2

VII.	Obligations of Party B	2

VIII.	Representations and Warranties of Party A	3

IX.	Representations and Warranties of Party B	3

X.	Effective Date	4

XI.	Breach of Agreement and Claims	4

XII.	Force Majeure	4

XIII.	Confidentiality	5

XIV.	Modification	5

XV.	Taxation	5

XVI.	Dispute Settlement	5

1

This Share Transfer Agreement (the “Agreement”) is entered into on December 27, 2010 by the following parties:

A	Vimicro Corporation, a limited liability company legally established and validly existing under the laws of the People’s Republic of China (“PRC”), whose registered address is 15/F, Shining Tower, No. 35 Xueyuan Road, Beijing, P.R.C (“Party A”); and

B	Beijing Zhongxing Tianshi Consulting Company, a limited liability company legally established and validly existing under the laws of PRC, whose registered address is Room 1612, Shining Tower, No. 35 Xueyuan Road, Beijing, P.R.C (“Party B”);

For the purpose of this Agreement, Party A and Party B shall be collectively referred to as “the parties” and individually as “a Party”.

Whereas

1.	Wuxi Vimicro Corporation (“Vimicro Wuxi”) a limited liability company under the laws of PRC with a registered capital of RMB 50,000,000 Yuan;

2.	Party A holds 100% of the shares of Vimicro Wuxi;

3.	Party A wishes to transfer 95% of the shares that it holds in Vimicro Wuxi to Party B.

The parties have reached a consensus on matters relating to transferring 95% shares of Vimicro Wuxi held by Party A to Party B (the “Agreed Share”) through friendly consultation. In order to clarify the rights and obligations of both parties, this Agreement is hereby concluded and shall be complied with.

I.	Agreed Share Transfer

The Agreed Share that Party A agrees to transfer to Party B shall be the 95% share that Party A holds in Vimicro Wuxi; Party B agrees to receive the Agreed Share under the conditions and in the manner specified herein.

II.	Transfer Price

Both parties agree that the total price of the Agreed Share transfer shall be RMB 10,925,000 Yuan (amount in words: RMB Ten Million Nine Hundred and Twenty-Five Thousand Yuan).

III.	Prerequisite for Delivery

Both parties agree that the share for transfer under this Agreement shall be delivered under the prerequisite that Party A has completed the transfer of relevant assets in accordance with the provisions of the Assets Transfer Agreement signed with Vimicro Wuxi on December 27, 2010.

IV.	Payment

After the completion of the registration of shareholding alteration specified in aforesaid Article IV, Party B shall pledge the 95% of shares that it holds in Vimicro Wuxi to Party A, and make the transfer price with the amount of RMB 10,925,000 Yuan within six months as of the date when the registration of alteration is completed. Party A shall provide Party B a receipt upon receiving the payment of transfer price. The payment of the share transfer price hereunder can also be made in other ways agreed by the parties. In case that Party B fails to make the payment in due time, Party A shall have the right to recover the part of the share with transfer price unpaid.

V.	Registration of Shareholding Alteration

Both parties agree that Party B shall be responsible for the registration of shareholding alteration at relevant industrial and commercial administrative department within 3 working days after this Agreement is effective and the prerequisite conditions for closing specified in aforesaid Article III are satisfied, and Party A shall provide necessary assistance as well as all documents required.

VI.	Obligations of Party A

a)	To transfer the Agreed Share that it holds to Party B, and provide Party B with necessary assistance in matters relating to the registration of shareholding alteration;

b)	To provide Party B with all necessary information and documents and sign all documents required to complete the transfer of the Agreed Share;

c)	Other obligations that shall be fulfilled by Party A provided herein or required by the share transfer.

VII.	Obligations of Party B

a)	To make due payment of the total transfer price of the Agreed Share to Party A within the time limit prescribed herein;

b)	To Provide all necessary information and documents and sign all documents required to complete the transfer of the Agreed Share;

c)	Other obligations that shall be fulfilled by Party B provided herein or required by the share transfer.

VIII.	Representations and Warranties of Party A

a)	Party A is an independent legal entity constituted and validly existing under the laws of PRC; Party A has procured all necessary authorizations and content approval formalities required to conclude and perform obligations under this Agreement;

b)	Party A’s conclusion of this Agreement or performance of obligations hereunder will not violate the provisions in its business license, articles of association, any law and regulation, and any other contract or agreement it has entered into;

c)	All information and documents as well as all representations and warranties provided and made by Party A for the purpose of the share transfer under this Agreement are entirely authentic, complete and accurate, without any false content;

d)	There is no risk or liability in Vimicro Wuxi that has not been adequately disclosed to Party B.

IX.	Representations and Warranties of Party B

a)	Party B is an independent legal entity constituted and validly existing under the laws of PRC; Party B has procured all necessary authorizations and content approval formalities required to conclude and perform obligations under this Agreement;

b)	Party B’s conclusion of this Agreement or performance of obligations hereunder will not violate the provisions in its business license, articles of association, any law and regulation, and any other contract or agreement it has entered into;

c)	All information and documents as well as all representations and warranties provided and made by Party B for the purpose of the share transfer under this Agreement are entirely authentic, complete and accurate, without any false content.

X.	Effective Date

This Agreement shall enter into force when duly signed by authorized representatives of Party A and Party B and stamped with official seals of the parties.

XI.	Breach of Agreement and Claims

a)	Party A’s breach of this Agreement shall include but not limited to the following:

i.	Violation of the representations and warranties made by Party A hereunder;

ii.	Violation of the obligations of Party A and other provisions clearly stipulated to be fulfilled by Party A in this Agreement.

b)	Party B’s breach of this Agreement shall include but not limited to the following:

i.	Violation of the representations and warranties made by Party B hereunder;

ii.	Violation of the obligations of Party B and other provisions clearly stipulated to be fulfilled by Party B in this Agreement.

c)	Either party in breach of this Agreement shall bear all the economic losses caused to the other.

XII.	Force Majeure

In case of impossibility of performance or full performance of this Agreement due to the impact of an event of force majeure (including earthquakes, typhoons, floods, fires, wars and government administrative acts of interference), the party claiming the force majeure shall promptly notify the other of the event by telegram or in writing, and provide details of the event and valid evidence of reasons for impossibility of performance or full performance or delay in performance of this Agreement within seven (7) days. Both parties shall decide through consultation whether to terminate the Agreement or to partially exempt from the liability for performing the Agreement or to postpone the performance of the Agreement according to the impact of the force majeure event on the performance of the Agreement.

XIII.	Confidentiality

Both parties shall keep strictly confidential all matters relating to the Agreed Share transfer hereunder, and shall not disclose any information relating to this Agreement to any third party, unless necessary for the performance of this Agreement. Both parties shall properly keep this Agreement and any document relating to it.

XIV.	Modification

No modification of this Agreement shall be effective unless signed by both Party A and Party B in a written agreement.

XV.	Taxation

The taxes and expenses involved in the share transfer shall be borne respectively by each party in accordance with relevant laws and regulations.

XVI.	Dispute Settlement

Any dispute arising out of or relating to this Agreement shall be settled through consultation by both parties. If the consultation fails, the dispute shall be submitted to a competent court for legal decision.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Party A:	Party B:
Vimicro Corporation (seal)	Beijing Zhongxing Tianshi Consulting Company (seal)

Signature of (legal) authorized representative:	Signature of (legal) authorized representative:

Date:	Date: